Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES UP 14 PERCENT;

COMPARABLE STORE SALES UP 8 PERCENT

SAN FRANCISCO — March 6, 2003 — Gap Inc. (NYSE-GPS) today reported sales of $818 million for the four-week period ended March 1, 2003, which represents a 14 percent increase compared with net sales of $720 million for the same period ended March 2, 2002. The company’s comparable store sales for February 2003 increased 8 percent, compared with a 17 percent decrease in February 2002.

Comparable sales by division for February 2003 were as follows:

•	Gap U.S: positive 10 percent versus negative 24 percent last year

•	Gap International: positive 17 percent versus negative 22 percent last year

•	Banana Republic: negative 3 percent versus negative 10 percent last year

•	Old Navy: positive 8 percent versus negative 12 percent last year

“Given low consumer confidence levels and the extreme weather conditions, we are pleased that the company’s February comparable store sales were up 8 percent,” said Sabrina Simmons, vice president, treasury and investor relations. “Gap and Old Navy posted positive comparable store sales for the fifth consecutive month, reflecting continued improvement in product assortments.”

“While our merchandise margins were slightly lower than last year, our markdown margins were significantly better,” said Ms. Simmons.

As of March 1, 2003, Gap Inc. operated 4,249 store concepts compared to 4,176 store concepts last year, which represents an increase of two percent. The number of stores by location totaled 3,114 compared to 3,101 by location last year, which is flat to last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:	Media Relations:
Evan Price 650-874-2021	Stacy MacLean 415-427-2577

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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